Exhibit 4.3

AMENDMENT TO SENIOR SECURED NOTE DUE 2022 AND SECURITIES PURCHASE AGREEMENT

This AMENDMENT TO SENIOR SECURED NOTE DUE 2022 AND SECURITIES PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of February 2, 2021, by and between Mohawk Group Holdings, Inc., a Delaware corporation (the “Company”), and High Trail Investments SA LLC (the “Holder”).

RECITALS

WHEREAS, the Company has issued that certain Senior Secured Note due 2022 (the “Note”) to the Holder pursuant to that certain Securities Purchase Agreement, dated as of November 30, 2020, by and among the Company and the investors on the Schedule of Buyers attached thereto (the “Securities Purchase Agreement”) (as the same may be amended from time to time);

WHEREAS, the Company and the Holder desire to amend certain provisions of the Note;

WHEREAS, pursuant to Section 18 of the Note, the Note may be amended with the written consent of the Company and the Required Holders (as defined in the Securities Purchase Agreement);

WHEREAS, as of the date hereof, the Holder constitutes the Required Holders (as defined in the Securities Purchase Agreement);

WHEREAS, the Company has proposed to issue to the Holder, and the Holder has proposed to purchase from the Company, a Senior Secured Note in an aggregate initial principal amount of $16,500,000 (the “$16.5 Million Note”);

WHEREAS, pursuant to the $16.5 Million Note, shares of the Company’s common stock may become issuable at a price based on the volume-weighted average price of the Company’s Common Stock;

WHEREAS, Section 4(j) of the Securities Purchase Agreement provides that the Company shall not effect or enter into agreement to effect, any Subsequent Placement (as defined in the Securities Purchase Agreement) involving a Variable Rate Transaction (as defined in the Securities Purchase Agreement);

WHEREAS, the issuance of the $16.5 Million Note will constitute a Subsequent Placement and involve a Variable Rate Transaction;

WHEREAS, the Holder desires to exempt the issuance of the $16.5 Million Note from Section 4(j) of the Securities Purchase Agreement; and

WHEREAS, pursuant to Section 9(e) of the Securities Purchase Agreement, the Securities Purchase Agreement may be amended by an instrument in writing signed by the Company and the Required Holders.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

AMENDMENT OF NOTE

1.1. Definitions.

1.1.1. The definition of “Additional Amortization Amount” in the Note is hereby amended and restated in its entirety as follows:

““Additional Amortization Amount” means, with respect to any Equity Issuance, Holder’s Pro Rata Share of the greater of (i) twenty percent (20%) of the net cash proceeds actually received by the Company and its Subsidiaries from such Equity Issuance (excluding any such net proceeds used by Truweo to acquire all, or substantially all, of the assets of another Person) and (ii) five percent (5%) of the net proceeds received by the Company and its Subsidiaries from such Equity Issuance; provided, that the Additional Amortization Amount in respect of any individual Equity Issuance, together with the Equity Issuance Amortization Amount (as defined in the New Note) in respect of such Equity Issuance under the New Note, shall not exceed in the aggregate five million five hundred thousand dollars ($5,500,000).”

1.1.2. The definition of “Equity Issuance” in the Note is hereby amended and restated in its entirety as follows:

““Equity Issuance” shall mean (a) any issuance or sale by the Company or any of its Subsidiaries of any Equity Interests (including any Equity Interests issued upon exercise or conversion of any Equity Rights) or any Equity Rights, or (b) the receipt by the Company or any of its Subsidiaries of any capital contribution (whether or not evidenced by any Equity Interest issued by the recipient of such contribution), in each case for bona fide capital-raising purposes and other than (i) any issuance of Equity Interests upon the exercise of any Equity Rights outstanding as of the date hereof provided, that such issuance is made pursuant to the terms of such Equity Rights in effect on the date hereof and such Equity Rights are not amended to increase the number of such Equity Interests or to decrease the exercise price, exchange price or conversion price of Equity Rights, (ii) Equity Interests issuable upon the exercise of Equity Rights or upon the lapse of forfeiture restrictions on awards made pursuant to an Approved Stock Plan (as defined in the Securities Purchase Agreement) (including Equity Interests withheld by the Company for the purpose of paying on behalf of the holder thereof the exercise price of stock options or for paying taxes due as a result of such exercise or lapse of forfeiture restrictions), (iii) Common

Stock issuable upon the exercise of stock options or upon the lapse of forfeiture restrictions on awards made pursuant to, any stock option exchange program of the Company that is approved by the Board of Directors or the compensation committee thereof or the Company’s stockholders, whether now in effect or hereafter implemented, (iv) Equity Interests issuable upon the exercise of Equity Rights issued as consideration in any merger, acquisition, business combination or strategic investment (including any joint venture, marketing, distribution, collaboration, license, strategic alliance or partnership), in connection with any consulting agreement, advisory agreement or independent contractor agreement or in connection with any debt facility established by the Company, including with any commercial bank or venture debt lender, or (v) any issuance of Equity Interests upon the conversion of the New Note.”

1.1.3. A new definition of “New Note” is hereby added to the Note after the definition of “Monthly Cash Allowance” and shall read in its entirety as follows:

““New Note” means that certain Senior Secured Note issued to High Trail Investments ON LLC by the Company on February 2, 2021.”

1.1.4. The definition of “Permitted Indebtedness” in the Note is hereby amended by amending and restating clause (A) of the definition thereof as follows:

“(A) Indebtedness evidenced by this Note or the New Note,”

1.1.5. A new definition of “Pro Rata Share” is hereby added to the Note after the definition of “Principal Amount” and shall read in its entirety as follows:

““Pro Rata Share” means the result of the outstanding principal amount outstanding under this Note divided by the sum of (A) the aggregate principal amount outstanding under the New Note plus (B) the outstanding principal amount outstanding under this Note.”

1.1.6. The definition of “Target Cash Balance” in the Note is hereby amended and restated in its entirety as follows:

““Target Cash Balance” means, at any time, the lesser of $8,000,000 or an amount equal to fifty percent (50%) of the Principal Amount outstanding under this Note and the New Note at such time.”

1.2. Section 9(C) of the Note. Section 9(C) of the Note is hereby amended and restated in its entirety to read as follows:

“Ranking. All payments due under this Note (i) shall rank junior to the First Lien Indebtedness to the extent of the value of the Collateral securing the First Lien Indebtedness, (ii) shall rank pari passu with the New Note and all Other Notes and (iii) shall rank senior to all indebtedness of the Company (other than the indebtedness described in clauses (i) and (ii)) and any Subordinated Indebtedness.”

1.3. Section 9(G) of the Note. Section 9(G) of the Note is hereby amended and restated in its entirety to read as follows:

“Distributions. The Company shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other Equity Interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements provided under plans approved by the Board of Directors; provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or Equity Interest; provided further, that the Company or any Subsidiary may repurchase, receive via forfeiture, withhold or transfer any class of stock or other Equity Interest pursuant to a net exercise of an Equity Right or other convertible security to cover the payment of the exercise price or the payment of withholding taxes associated with the exercise or vesting of equity awards under any equity compensation plan of the Company or repurchases of Common Stock, Equity Right or other convertible security upon an employee’s, contractor’s or consultant’s termination of services, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other Equity Interest, except that a Subsidiary may pay dividends or make distributions to the Company or a parent company that is a direct or indirect Wholly Owned Subsidiary of the Company; provided, however, that, in any calendar month, Truweo shall not make cash dividends or distributions in an aggregate amount in excess of the Available Cash Amount, or (c) lend money to any employees, officers or directors (except as permitted under clauses (F) of the definition of Permitted Investment), or guarantee the payment of any such loans granted by a third party in excess of fifty thousand dollars ($50,000) in the aggregate or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of fifty thousand dollars ($50,000) in the aggregate. Within one (1) Business Day following the date on which the Company files an Annual Report on Form 10-K or Quarterly Report on Form 10-Q with the Commission, the Company will provide the Holder with a written notice setting forth (i) the Truweo Cash Balance on the last day of each calendar month and (ii) the aggregate amount of dividends or distributions made by the Company or any Subsidiary pursuant to this Section 9(G) and Section 9(G) of the New Note for the period covered by such Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable. Notwithstanding anything herein to the contrary, (i) Truweo may not distribute, transfer, sell, lease, license, loan or convey its assets to the Company or any Wholly Owned Subsidiary of the Company (other than a Wholly Owned Subsidiary of Truweo) and (ii) the Company shall not, and shall not allow any Subsidiary to, declare or pay any cash dividend or make a cash distribution on any class of stock or other Equity Interest if (A) any Event of Default has occurred hereunder and has not been waived by the Required Holders or (B) any Default is continuing with respect to Section 9(J), Section 11(A)(ii), Section 11(A)(iii), Section 11(A)(ix), Section 11(A)(xii) or Section 11(A)(xv).”

1.4. Section 11(a)(x) of the Note. Section 11(a)(x) of the Note is hereby amended and restated in its entirety to read as follows:

“(i) the failure of the Company or any of its Subsidiaries to pay when due or within any applicable grace period any Indebtedness having an individual principal amount in excess of at least one hundred thousand dollars ($100,000) (or its foreign currency equivalent) in the aggregate of the Company or any of its Subsidiaries, whether such Indebtedness exists as of the Issue Date or is thereafter created, and whether such default has been waived for any period of time or is subsequently cured; (ii) any Event of Default under the New Note, or (iii) the occurrence of any breach or default under any terms or provisions of any other Indebtedness of at least one hundred thousand dollars ($100,000) (or its foreign currency equivalent) in the aggregate of the Company or any of its Subsidiaries, if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such indebtedness, to cause, Indebtedness having an individual principal amount in excess of $100,000 to become or be declared due prior to its stated maturity;”

1.5. Section 12 of the Note. Section 12 of the Note is hereby amended and restated in its entirety to read as follows:

“All payments due under this Note shall rank (i) effectively junior to all First Lien Indebtedness to the extent of the value of the Collateral securing the First Lien Indebtedness for so long as the Collateral so secures the First Lien Indebtedness in accordance with the terms of the First Lien Indebtedness, (ii) pari passu with the New Note and all Other Notes, (iii) effectively senior to all unsecured indebtedness of the Company (including any First Lien Indebtedness to the extent such First Lien Indebtedness is not secured by the Collateral) to the extent of the value of the Collateral securing the Notes for so long as the Collateral so secures the Notes in accordance with the terms hereof and (iv) senior to any Subordinated Indebtedness.”

ARTICLE I

AMENDMENT OF SECURITIES PURCHASE AGREEMENT

2.1. Definition of “Exempt Issuance”. The definition of “Exempt Issuance” in Section 4(j) of the Securities Purchase Agreement is hereby amended and restated in its entirety as follows:

“An “Exempt Issuance” means the issuance of (a) Common Stock, options, restricted stock awards, restricted stock units, stock appreciation rights or other equity awards to employees, officers, directors of the Company pursuant to an Approved Stock Plan or any stock or option plan or other agreement duly adopted by: (i) the Board of Directors or the compensation committee thereof and approved by the stockholders of the Company for the purposes of providing compensation for services provided to the Company in their capacity as such, or (ii) the Board of Directors or the compensation committee thereof as an inducement grant in accordance with Nasdaq Listing Rule 5635(c)(4), (b) any securities issued upon the exercise or exchange of or conversion of any Convertible Securities issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities, (c) securities issued as consideration in acquisitions, divestitures, partnerships, licenses, collaborations or strategic transactions approved by the Board of Directors or a majority of the members of a committee of directors established for such purpose, which acquisitions, divestitures, partnerships, licenses, collaborations or strategic transactions can have a Variable Rate Transaction component, provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (d) any securities issued to consultants, advisors or independent contractors as compensation for services provided to the Company in their capacity as such, and not for the purpose of raising capital, pursuant to any consulting agreement, advisory agreement or independent contractor agreement approved by the Board of Directors or the compensation committee thereof, or (e) the issuance of that certain Senior Secured Note issued to the Buyer by the Company on February 2, 2021 and the issuance of any shares of Common Stock upon the conversion thereof.”

ARTICLE III

MISCELLANEOUS

3.1. Rule 144 Holding Period. The Company and the Holder acknowledge and agree that, as set forth in the Securities Purchase Agreement, the Note will continue to have a holding period under Rule 144 promulgated under the Securities Act that will be deemed to have commenced as of December 1, 2020.

3.2. Disclosure of Amendment. No later than 5:30 p.m., New York time, on February 3, 2021, the Company shall file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by this Amendment in the form required by the U.S. Securities Exchange Act of 1934, as amended, and attaching the form of this Amendment (including all attachments, the “8-K Filing”). From and after the filing of the 8-K Filing, the Company shall have disclosed all material, nonpublic information (if any) provided to the Holder by the Company or any of its subsidiaries or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Securities Purchase Agreement, this Amendment or the Transaction Documents (as defined in the Securities Purchase Agreement).

3.3. Consents. The Company hereby covenants to obtain all necessary consents from holders of the Company’s other outstanding Indebtedness to permit entry into this Amendment without causing an “Event of Default” under such Indebtedness prior to the termination of any applicable cure periods in such Indebtedness.

3.4. Captions. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment. Except as otherwise indicated, all references in this Amendment to “Sections” are intended to refer to the Sections or Articles of the Note or Securities Purchase Agreement, as applicable.

3.5. Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of the Securities Purchase Agreement.

3.6. No Other Amendment. Except for the matters expressly set forth in this Amendment, all other terms of the Note are hereby ratified and shall remain unchanged and in full force and effect.

3.7. Counterparts. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

3.8. Electronic and Facsimile Signatures. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof. A party’s electronic signature (complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) of this Agreement shall have the same validity and effect as a signature affixed by the party’s hand.

[Signature Pages Follow]

The parties hereto have executed this Amendment to Senior Convertible Note due 2022 as of the date first written above.

COMPANY:

MOHAWK GROUP HOLDINGS, INC.

By:	/s/ Yaniv Sarig
Name: Yaniv Sarig
Title: Chief Executive Officer

[SIGNATURE PAGE TO AMENDMENT TO SENIOR CONVERTIBLE NOTE DUE 2022 AND SECURITIES PURCHASE AGREEMENT]

The parties hereto have executed this Amendment to Senior Convertible Note due 2022 as of the date first written above.

REQUIRED HOLDER:

HIGH TRAIL INVESTMENTS SA LLC

By:	/s/ Eric Helenek
Name: Eric Helenek
Title: Authorized Signatory

[SIGNATURE PAGE TO AMENDMENT TO SENIOR CONVERTIBLE NOTE DUE 2022 AND SECURITIES PURCHASE AGREEMENT]